Exhibit 99.1

FOR IMMEDIATE RELEASE

Media

Contact:  Dan Greenfield

EarthLink

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK REPORTS THIRD QUARTER 2004 RESULTS

ATLANTA, October 21, 2004 – EarthLink, Inc. (NASDAQ: ELNK), one of the nation's leading Internet service providers (ISPs), today announced financial results for its third quarter ending September 30, 2004.  Highlights for the quarter include:

•                  Net subscriber additions of 67,000 during the third quarter and 5.4 million paying subscribers as of the end of the quarter.

•                  Revenues of $344.0 million, a 1.0 percent decrease from the third quarter of 2003

•                  Net income of $37.6 million, or $0.24 per share, compared to $3.5 million, or $0.02 per share, from the third quarter of 2003

•                  Earnings before interest income and expense, income taxes, depreciation and amortization and facility exit costs (adjusted EBITDA, a non-GAAP measure) of $55.2 million, a 21.2 percent increase from the third quarter of 2003

•                  Operating income of $37.8 million, an improvement from $2.3 million from the third quarter of 2003

•                  Free cash flow (a non-GAAP measure) of $45.8 million, an 18.0 percent improvement from the third quarter of 2003

“EarthLink capped the third quarter with continued improvements in net income, adjusted EBITDA and subscriber growth, which were fueled by PeoplePC Online and our high speed access services,” said Garry Betty, EarthLink president and chief executive officer. “In addition to our positive financial performance, we made strong inroads in our strategy to meet the growing demand for a broader range of online communications services by launching new data and voice-based applications.”

Third Quarter Financial Results

Subscribers and Revenues

EarthLink added 74,000 net broadband subscribers during the quarter and ended the quarter with 1.3 million broadband customers, an increase of 34.3 percent from a year ago.  Broadband subscribers now represent 23.7 percent of the total subscriber base.  Broadband revenues were $104.9 million, an increase of 12.7 percent over the prior year quarter, driven by the increase in broadband subscribers. Broadband revenues now represent 30.5 percent of EarthLink’s total revenues.

In the third quarter, the company added 133,000 net subscribers through PeoplePC Online, EarthLink’s value-priced narrowband service, while it experienced a decrease of 136,000 net subscribers in its more mature premium narrowband service.  The company ended the quarter with 4.0 million total narrowband subscribers, an increase of 3.4 percent from the third quarter of 2003.  Total narrowband subscribers included 758,000 PeoplePC Online subscribers as of September 30, 2004 compared to 295,000 as of September 30, 2003.

Narrowband revenues were $217.2 million, a decline of 7.8 percent from the prior year quarter. This decline in revenues was primarily due to the shift in the mix from premium narrowband subscribers to PeoplePC Online subscribers and the increased use of introductory promotional price discounts.  Other contributing factors were lower equipment and related revenues and a decrease in acquired prepaid PeoplePC customer revenues.

EarthLink ended the quarter with 149,000 web hosting accounts, a decrease of 9.1 percent from a year ago.  Web hosting, advertising and other value-added services generated revenues of $21.9 million, an increase of 17.7 percent compared to the prior year quarter, driven primarily by growth in search-related advertising revenues and ancillary services revenues.

Margins

Gross margins before sales incentives (a non-GAAP measure) increased 10.9 percent from the third quarter of 2003 to $240.3 million.  Gross margins before sales incentives continue to expand and were 69.9 percent of total revenues during the third quarter of 2004, a 750 basis point improvement from the prior year quarter.  The increase in gross margins before sales incentives was due to continuing improvements in both narrowband and broadband telecommunications costs per subscriber and the overall decline in equipment and related revenues which tend to have lower margins.

EarthLink’s quarterly adjusted EBITDA improved 21.2 percent to $55.2 million, representing 16.0 percent of total revenues, compared to $45.5 million, or 13.1 percent of total revenues in the third quarter of 2003.  The 290 basis point improvement reflects a significant increase in gross margins before sales incentives and continuing operational efficiencies primarily related to the restructuring of the contact center organization completed in the first quarter of 2004, partially offset by an increase in sales and marketing expenses associated with a greater number of customer additions during the third quarter of 2004.

Net Income

Net income for the quarter was $37.6 million, or $0.24 per share, a $34.1 million increase from $3.5 million, or $0.02 per share, in the prior year quarter.  The $34.1 million improvement in net income is the result of the $9.7 million increase in adjusted EBITDA (noted above), an $18.0 million decrease in acquisition-related amortization attributable to subscriber base assets becoming fully amortized, and an $8.2 million decrease in depreciation due primarily to declines in capital expenditures over the past three years and assets disposed of as a result of the contact center restructuring.

Balance Sheet and Cash Flow

The company continued to generate significant free cash flow.  In the third quarter of 2004, EarthLink had $45.8 million in free cash flow, an 18.0 percent increase from the third quarter of 2003.  During the quarter, EarthLink’s board of directors authorized an additional $100 million for stock repurchases.  The company repurchased approximately 5.9 million shares of its common stock for $58.6 million in accordance with its share repurchase program. It had $89.3 million remaining under the program as of September 30, 2004.  EarthLink’s cash and marketable securities were $508.3 million as of September 30, 2004, representing a $2.4 million decline from June 30, 2004.

Gross margins before sales incentives, adjusted EBITDA, and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with accounting principles generally accepted in the United States and Footnote 4 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Other Third Quarter Highlights and Recent Developments

During the quarter, EarthLink launched several strategic initiatives as part of its long term plan to develop and deploy a full suite of data and voice-based communication applications.  The company began offering the Research In Motion (RIM) BlackBerry 7750 Wireless Handheld™ with wireless email and voice service and rolled out EarthLink Free Online Calling.  With the Blackberry 7750, EarthLink became the first major ISP to offer a complete wireless data and voice solution.  EarthLink Free Online Calling enables EarthLink high speed access subscribers to make Voice over Internet Protocol (VoIP) calls free of charge.  EarthLink Free Online Calling is another step in the company’s strategy to deliver a full range of VoIP services.  Last year, EarthLink became the first major ISP to offer a comprehensive VoIP solution, giving broadband users a competitive alternative to their traditional residential telephone service provider.

In September, EarthLink launched the next generation of its anti-phisher site application, ScamBlockerTM.   Included in EarthLink’s free, browser-based toolbar, this feature provides real-time, comprehensive protection from online fraud and identity theft. EarthLink is the first and only major ISP to develop and openly distribute a free phisher-blocking feature to all Internet users.

Extending its position as a leader in delivering award recognized service, EarthLink once again received the highest ranking for Customer Satisfaction for Dial-Up and High-Speed Service by J.D. Power and Associates in its 2004 Internet Service Provider Residential Customer Satisfaction StudySM.  This marked the third year in a row that EarthLink’s high speed received the highest ranking (tied in 2002).

Business Outlook

The following statements are based on management’s current expectations.  These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  The company undertakes no obligation to update these statements.

Based on results to date, current market trends, and the company’s operating plans for the remainder of the year, EarthLink is revising its previously stated expectations for the year.

In the fourth quarter of 2004, EarthLink expects to add 35,000 to 75,000 subscribers, driven by continued growth in its broadband and value-priced narrowband offerings, partially offset by a decline in premium narrowband subscribers.  EarthLink anticipates that total revenues will be in the range of $340 to $345 million in the fourth quarter of 2004.  Compared to the third quarter of 2004, gross margins before sales incentives may decline slightly as a percent of revenues due to the continued shift toward lower margin broadband services.

The company expects to increase operations, sales and marketing expenses by $2 to $4 million compared to the third quarter of 2004.  As a result, adjusted EBITDA is expected to be in the range of $47 to $52 million and net income is expected to be in the range of $30 to $35 million.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on October 21, 2004 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://ir.thomsonfn.com/InvestorRelations/PubCorporateOverview.aspx?partner=Mzg0TkRNek1BPT1QJFkEQUALSTO&product=MzgwU1ZJPVAkWQEQUALSTOEQUALSTO

A taped replay will be available beginning at 11:30 a.m. EDT on October 21, 2004 through midnight on October 27, 2004 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 221613.

The Webcast of this call will be archived on our site at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-audioArchives

About EarthLink

“EarthLink revolves around youTM.” Celebrating ten years as a leading national Internet service provider (ISP), Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. According to the J.D. Power and Associates 2004 Internet Service Provider Residential Customer Satisfaction StudySM, EarthLink is ranked highest in customer satisfaction among dial up and high speed Internet service providers.   Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it’s dial up, high speed, web hosting, or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s web site at http://www.earthlink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This earnings release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described.  Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates and future overall revenues; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet services;  (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services; (5) that our commercial and alliance arrangements, including marketing arrangements with Sprint and Dell, may be terminated or may not be as beneficial to us as management anticipates; (6) that declining levels of economic activity, increasing maturity of the market for Internet access, or fluctuations in the use of the Internet could negatively impact our subscriber growth rates and incremental revenue levels; (7) that we may experience other difficulties that limit our growth potential or lower future overall revenues; (8) that service interruptions could harm our business; (9) that we have historically not been profitable and we may not be able to sustain profitability;  (10) that our third party network providers may be unwilling or unable to provide Internet access; (11) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long-distance telecommunications systems for delivering dial up and/or broadband access, including, specifically, that incumbent local exchange carriers and cable companies may not provide last mile broadband access to the company on a wholesale basis or on terms or at prices that allow the company to grow and be profitable in the broadband market; (12) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (13) that government regulations could force us to change our business practices; (14) that we may not experience the level of benefits we expect in connection with restructuring our contact centers and may not otherwise be able to contain our costs; and (15) that some other unforeseen difficulties may occur.  This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein.  These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company’s business, and should be read in conjunction with the more detailed cautionary statements included in EarthLink’s filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
	(in thousands, except per share data)
Statement of Operations Data
Revenues:
Narrowband access	$235,713	$217,232	$734,594	$665,451
Broadband access	93,045	104,863	262,934	313,234
Web hosting	12,363	11,682	37,583	36,321
Advertising and other value-added services	6,231	10,197	18,243	29,118
Total revenues	347,352	343,974	1,053,354	1,044,124

Operating costs and expenses:
Telecommunications service and equipment costs	130,631	103,660	398,695	329,364
Sales incentives	6,312	2,148	16,826	7,709
Total cost of revenues	136,943	105,808	415,521	337,073

Sales and marketing	86,314	110,790	282,728	311,971
Operations and customer support	69,271	60,340	223,714	194,716
General and administrative	29,666	24,054	96,814	78,374
Acquisition-related amortization	22,867	4,883	75,619	19,417
Facility exit costs (1)	—	269	36,596	28,991
Total operating costs and expenses	345,061	306,144	1,130,992	970,542

Income (loss) from operations	2,291	37,830	(77,638)	73,582
Loss on investments in other companies	—	(726)	—	(726)
Interest income and other, net	1,209	1,584	4,726	4,330
Income (loss) before income taxes	3,500	38,688	(72,912)	77,186
Provision for income taxes (2)	—	1,136	—	1,766
Net income (loss)	3,500	37,552	(72,912)	75,420
Deductions for accretion dividends (3)	—	—	(4,586)	—
Net income (loss) attributable to common stockholders	$3,500	$37,552	$(77,498)	$75,420

Basic net income (loss) per share	$0.02	$0.25	$(0.49)	$0.48

Diluted net income (loss) per share	$0.02	$0.24	$(0.49)	$0.47

Basic weighted average common shares outstanding	159,998	152,970	156,617	155,917

Diluted weighted average common shares outstanding	162,747	156,056	156,617	159,186

Other Financial Data

Net Earnings (Loss) Before Facility Exit Costs (a non-GAAP measure) (4):
Net income (loss) attributable to common stockholders	$3,500	$37,552	$(77,498)	$75,420
Facility exit costs (1)	—	269	36,596	28,991
Net earnings (loss) before facility exit costs (4)	$3,500	$37,821	$(40,902)	$104,411

Diluted earnings (loss) per share before facility exit costs (4)	$0.02	$0.24	$(0.26)	$0.66

Weighted average common shares outstanding used to compute diluted earnings (loss) per share before facility exit costs	162,747	156,056	156,617	159,186

Earnings Before Interest, Income Taxes, Depreciation and Amortization and Facility Exit Costs (Adjusted EBITDA, a non-GAAP measure) (4):

Reconciliation of net income (loss) to EBITDA before facility exit costs (Adjusted EBITDA) (4):
Net income (loss)	$3,500	$37,552	$(72,912)	$75,420
Provision for income taxes (2)	—	1,136	—	1,766
Depreciation and amortization	43,250	17,105	138,429	62,005
Loss on investments in other companies	—	726	—	726
Interest income and other, net	(1,209)	(1,584)	(4,726)	(4,330)
Facility exit costs (1)	—	269	36,596	28,991
EBITDA before facility exit costs (Adjusted EBITDA) (4)	$45,541	$55,204	$97,387	$164,578

Depreciation and amortization:
Depreciation - cost of revenues	$11,648	$6,154	$33,067	$20,725
Depreciation - other	8,735	6,068	29,743	21,863
Acquisition-related amortization	22,867	4,883	75,619	19,417
Depreciation and amortization	$43,250	$17,105	$138,429	$62,005

Gross Margins Before Sales Incentives (a non-GAAP measure) (4):
Total revenues	$347,352	$343,974	$1,053,354	$1,044,124

Total cost of revenues	136,943	105,808	415,521	337,073
Sales incentives	(6,312)	(2,148)	(16,826)	(7,709)
Telecommunications service and equipment costs	130,631	103,660	398,695	329,364

Gross margins before sales incentives (4)	$216,721	$240,314	$654,659	$714,760

Gross margins before sales incentives as a percentage of total revenues	62%	70%	62%	68%

Free Cash Flow (a non-GAAP measure) (4):

Reconciliation of income (loss) from operations to free cash flow (4):
Income (loss) from operations	$2,291	$37,830	$(77,638)	$73,582
Facility exit costs (1)	—	269	36,596	28,991
Depreciation and amortization	43,250	17,105	138,429	62,005
Purchases of property and equipment	(5,598)	(9,121)	(22,006)	(21,465)
Purchase of subscriber bases	(1,118)	(276)	(7,804)	(1,984)
Free cash flow (4)	$38,825	$45,807	$67,577	$141,129

Other Data

	September 30, 2003	December 31, 2003	June 30, 2004	September 30, 2004
Key Operating Data:
Narrowband subscribers	3,841,000	3,984,000	3,976,000	3,973,000
Broadband subscribers	953,000	1,061,000	1,206,000	1,280,000
Web hosting accounts	164,000	161,000	153,000	149,000
Total subscriber count at end of period	4,958,000	5,206,000	5,335,000	5,402,000

Number of employees at end of period (5)	3,478	3,335	1,990	2,040

	September 30,	December 31,	June 30,	September 30,
	2003	2003	2004	2004
		(in thousands)
Balance Sheet Data:
Cash and marketable securities	$466,614	$487,865	$510,740	$508,298
Stockholders’ equity	539,750	543,663	540,093	522,715

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (4)

	Three Months Ending December 31, 2004	Year Ending December 31, 2004
	(in millions)
Reconciliation of Net Income to EBITDA Before Facility Exit Costs (Adjusted EBITDA) (4):
Net income	$30 - $35	$106 - $111
Provision for income taxes (2)	1	3
Depreciation	12	54
Acquisition-related amortization	5	24
Loss on investments in other companies	—	1
Interest income and other, net	(1)	(5)
Facility exit costs	—	29
EBITDA before facility exit costs (Adjusted EBITDA) (4)	$47 - $52	$212 - $217

Reconciliation of Net Income to Net Earnings Before Facility Exit Costs (4):
Net income	$30 - $35	$106 - $111
Facility exit costs	—	29
Net earnings before facility exit costs (4)	$30 - $35	$135 - $140

Footnotes

1.                    During the quarter ended March 31, 2003, EarthLink executed a plan to streamline its contact center facilities to increase operational efficiencies and reduce costs.  In connection with the plan, EarthLink closed contact center operations in Seattle, Washington; Dallas, Texas; Sacramento, California; and Pasadena, California.  The plan directly impacted 1,220 employees and resulted in a net reduction of 920 employees, primarily customer support personnel.  As a result of the plan, EarthLink recorded facility exit costs of $36.6 million during the quarter ended March 31, 2003.

During the quarter ended March 31, 2004, EarthLink executed a plan to restructure and further streamline its contact center operations. In connection with the plan, EarthLink closed contact center operations in Harrisburg, Pennsylvania; Roseville, California; San Jose, California; and Pasadena, California and reduced its contact center operations in Atlanta, Georgia.  Approximately 1,140 employees were directly impacted, primarily customer support personnel.  As a result of the plan, EarthLink recorded facility exit costs of $30.2 million during the quarter ended March 31, 2004.

During the quarter ended September 30, 2004, EarthLink reduced its estimates for real estate commitments associated with the 2004 contact center plan by $0.1 million based on events occurring during the quarter. In addition, EarthLink realized additional expense of $0.4 million associated with the disposal of fixed assets. As a result, EarthLink recorded additional facility exit costs of $0.3 million during the quarter ended September 30, 2004.

The components of the facility exit costs are as follows:

	Three Months Ended		Nine Months Ended
	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004
		(in thousands)
Severance, employee and personnel related costs	$—	$—	$10,737	$10,667
Real estate and service termination costs	—	(128)	18,207	9,759
Fixed asset disposals	—	397	7,652	8,565
Total facility exit costs	$—	$269	$36,596	$28,991

2.                    EarthLink has historically reported net losses and, in accordance with accounting principles generally accepted in the United States, has not recorded any income tax benefits from those losses because of uncertainty regarding their realization.  EarthLink reported net income for the three and nine months ended September 30, 2004 and anticipates net income for the year ending December 31, 2004.  Although EarthLink intends to utilize net operating loss carryforwards to offset taxable income in 2004, EarthLink expects alternative minimum tax amounts to be payable primarily due to the net operating loss carryforward limitations associated with the alternative minimum tax calculation.  EarthLink continues to maintain a valuation allowance against its deferred tax assets, consisting primarily of net operating loss carryforwards, and EarthLink may recognize deferred tax assets in future periods when they are estimated to be realizable.  To the extent EarthLink reports income in future periods, EarthLink intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.

3.                    Reflects the accretion of Liquidation Dividends on Series A and Series B convertible preferred stock at a 3% annual rate, compounded quarterly, and the accretion of a dividend related to the beneficial conversion feature in accordance with Emerging Issues Task Force Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.” During the three months ended June 30, 2003, all remaining Series A and Series B convertible preferred stock were converted to common stock, and as a result, there are no shares of Series A or Series B convertible preferred stock outstanding and no associated dividend obligations.

4.                    Net earnings (loss) before facility exit costs, including the related diluted per share amounts, earnings before interest income and expense, income taxes, depreciation and amortization (EBITDA), and facility exit costs (Adjusted EBITDA), and free cash flow are non-GAAP measures and are not determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

Gross margins before sales incentives is also a non-GAAP measure and is not determined in accordance with accounting principles generally accepted in the United States. EarthLink utilizes and has presented gross margins before sales incentives to allow investors to analyze margins on direct telecommunications service and equipment costs incurred to generate revenues. Gross margins before sales incentives should not be considered in isolation, as an alternative to or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States and may differ materially from comparable information provided by other companies.

5.                    Represents full-time equivalents.